Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made by and between Wendell Blonigan (“Executive”) and Intevac, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company;

WHEREAS, Executive signed an offer letter with the Company on June 14, 2013 (the “Offer Letter”);

WHEREAS, Executive signed a Proprietary Information and Inventions Agreement with the Company on June 27, 2013 (the “Confidentiality Agreement”);

WHEREAS, Executive signed a Severance Agreement with the Company on June 14, 2013 (the “Severance Agreement”);

WHEREAS, Executive was granted the stock options (including performance-based stock options) to purchase shares of the Company’s common stock indicated in Schedule 1 hereto (each such grant, an “Option” and together, the “Options”) as of the dates indicated in Schedule 1 hereto, each subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “2012 Plan) or the Company’s 2020 Equity Incentive Plan (the “2020 Plan” and together with the 2012 Plan, the “Plans” and each, a “Plan”) and the terms and conditions of a stock option agreement related to the award;

WHEREAS, Executive was granted the awards of restricted stock units (including performance-based restricted stock units) indicated in Schedule 1 hereto (each such award, an “RSU Award” and together, the “RSU Awards”) as of the dates indicated in Schedule 1 hereto, each subject to the terms and conditions of the applicable Plan and the terms and conditions of a restricted stock unit agreement related to the award (collectively with the Plans and the stock option agreements, the “Stock Agreements”);

WHEREAS, the Company and Executive mutually agreed to terminate Executive’s employment with the Company effective January 18, 2022 (the “Separation Date”);

WHEREAS, the Parties wish for Executive to confirm Executive’s resignation from Executive’s duties as an officer of the Company and its subsidiaries effective no later than the Separation Date; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all terms and conditions herein, the Parties agree as follows:

a. Payment. Pursuant to the Severance Agreement, the Company agrees to pay Executive a total of Five Hundred Ninety Thousand Dollars ($590,000), payable in equal installments, less applicable withholdings, in accordance with the Company’s standard payroll procedures for twelve (12) months from the Separation Date. The first payment will occur on the 60th day following the Separation Date. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following the Separation Date but for the preceding sentence will be paid to Executive on the 60th day following the Separation Date and the remaining payments shall be made as set forth above, in accordance with the Company’s standard payroll procedures.

b. Healthcare Cost Defraying Amounts. Pursuant to the Severance Agreement, the Company agrees to pay Executive a total of Twenty-Four Thousand Dollars ($24,000), at a rate of Two Thousand Dollars ($2,000) per month for twelve (12) months from the Separation Date, payable, less applicable withholdings, in accordance with the Company’s standard payroll procedures, at the same time as the payments under Section 1.a. As set forth in the Severance Agreement, such funds are intended to defray costs associated with continued healthcare coverage for Executive and Executive’s eligible dependents; however, Executive may use such funds in any manner Executive sees fit.

c. Bonus Payment. The Parties acknowledge and agree that Executive is not entitled to any bonus payment for the 2021 calendar year unless Executive is employed by the Company on the date such bonus is paid, and the Separation Date will occur prior to the payment date making Executive ineligible for payment of such bonus. However, as further consideration for Executive entering into this Agreement, the Company agrees to pay Executive a total of One Hundred Twenty-Five Thousand, Three Hundred Seventy-Five Dollars ($125,375.00), which is equivalent to the payment Executive would have received had Executive remained employed through the payment date, payable in a lump sum, less applicable withholdings, on the 60th day following the Separation Date.

d. Stock Option Acceleration of Vesting. The vesting of the Option granted to Executive on May 17, 2018 at an exercise price per share of $4.70 (the “2018 Option”) will immediately accelerate as to 18,750 shares, and the vesting of the Option granted to Executive on May 16, 2019 at an exercise price per share of $5.68 (the “2019 Option”) will immediately accelerate as to 9,375 shares, which in each case is the number of shares of Company common stock that would have vested had Executive remained employed by the Company through May 31, 2022 (and assuming, for this purpose, that no change in control of the Company occurred in the interim) (collectively, such vesting acceleration, the “Acceleration Provisions”). This Agreement acts as an amendment to the Option agreements governing the 2018 Option and the 2019 Option, which Options shall otherwise continue to be governed by the terms and conditions of the applicable Stock Agreements, as modified in this paragraph. For the avoidance of doubt, the applicable Stock Agreements will continue to govern the length of time following the Separation Date during which Executive is entitled to exercise outstanding, vested Options, which period is not modified by this Agreement.

e. Separation Communications. The Company will allow Executive the opportunity to review and provide input into Company draft communications related to Executive’s separation from the Company, and will consider such input in good faith, and will additionally allow Executive to participate in such communications as directed by the Chairman of the Board of Directors. Executive agrees to only make statements regarding his employment or separation from employment consistent with the communications made by the Company.

f. Post-Separation Support. Executive agrees that following Executive’s separation from the Company, Executive will make reasonable, good faith efforts to persuade the Company’s Chief Financial Officer (“CFO”), James Moniz, as well as Kimberley Burk, Terry Bluck, and Jay Cho, to remain employed by the Company for a minimum term of twelve (12) months.

g. Acknowledgement. Executive acknowledges that without this Agreement, Executive is otherwise not entitled to the consideration listed in this Section 1. Executive agrees and acknowledges that the consideration payable under this Agreement will remain subject to Section 5 (“Limitation on Payments”) of the Severance Agreement, (the “Surviving Section”) and such Section is specifically incorporated by reference into this Agreement.

2. Acknowledgement of Relinquishment of Board Membership, Offices, and Positions. Executive acknowledges that, consistent with the terms of the Offer Letter Executive has been deemed to have voluntarily resigned, effective as of the Separation Date, from the Board and from all positions and offices currently held as an officer of the Company and all of its subsidiaries, and Executive acknowledges and agrees that he no longer serves in or holds any such positions and offices. Executive also agrees to execute any necessary documents or other forms necessary to effectuate or document the foregoing as a matter of local, state, federal, or international law.

3. Equity. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Executive is entitled to purchase from the Company, pursuant to the exercise of the outstanding Options, or that Executive has vested in pursuant to the RSU Awards, Executive will be considered to have vested only up to the Separation Date. Executive acknowledges that as of the Separation Date, and assuming (and inclusive of) the application of the Acceleration Provisions, Executive will have vested in the number of shares subject to the Options as listed on Schedule 1 hereto and that all unvested portions of such Options will forfeit as of the Separation Date. If this Agreement does not become effective and irrevocable within the timeframe provided for herein, any shares subject to the 2018 Option and 2019 Option that would have, but for the failure of this Agreement to timely become effective and irrevocable, accelerated pursuant to the Acceleration Provisions, will immediately forfeit upon the first date and time on which this Agreement no longer can become timely effective and irrevocable. Executive further acknowledges that as of the Separation Date, all unvested RSU Awards will forfeit as of the Separation Date, including the unvested RSU Awards listed on Schedule 1 hereto. Executive acknowledges that Executive will not be entitled to vest in any Options or RSU Awards, including performance-based Options and RSU Awards, after the Separation Date. The exercise of Executive’s vested Options, the shares purchased thereunder, and Executive’s RSU Awards shall continue to be governed by the terms and conditions of the applicable Stock Agreements.

4. Benefits. Executive’s health insurance benefits shall cease on January 31, 2022, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in any Options, RSU Awards or other equity awards, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

5. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

6. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits.

7. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

8. California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

9. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10. Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the Released Party does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

11. Trade Secrets and Confidential Information/Company Property. Executive acknowledges that, separate from this Agreement, Executive remains under continuing obligations to the Company under the Confidentiality Agreement and Severance Agreement, including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.

12. No Cooperation. Subject to the Protected Activity provision, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

13. Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement or Severance Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14. Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees (including, for the avoidance of doubt, the Company’s new CEO once one is hired), and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

15. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

16. No Admission of Liability. Executive understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive unless such claims were explicitly not released by the release in this Agreement. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

17. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18. ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EXECUTIVE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN SANTA CLARA COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO THE ARBITRATION SECTION OF THE CONFIDENTIALITY AGREEMENT, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. The Parties agree and acknowledge that the payments made pursuant to Section 1 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

20. Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Company have any obligation to reimburse or indemnify Executive or any other person for any taxes or costs that may be imposed on Executive or any other person as a result of Section 409A. In no event will Executive have discretion to determine the taxable year of payment of any separation-related payments.

21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings, including but not limited to the Offer Letter and the Severance Agreement, concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, the Surviving Section, and the Stock Agreements, except as otherwise modified or superseded herein.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chairman of the Board of the Company (or such other representative of the Company specifically authorized by the Board to agree to modifications of this Agreement).

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

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29. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)	Executive is fully aware of the legal and binding effect of this Agreement; and

(e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Date: January 27, 2022

/s/ Wendell Blonigan
WENDELL BLONIGAN, an individual

Date: January 27, 2022

/s/ David S. Dury
David S. Dury
INTEVAC, Inc. Chairman, Board of Directors

Schedule 1

EXECUTIVE’S OPTIONS AND RSUs AS OF THE SEPARATION DATE

EXECUTIVE’S OPTIONS

Date of Grant	Plan Under Which Option Was Granted	Number of Shares Outstanding under Option	Number of Shares Vested as of Separation Date (and after application of the Acceleration Provisions)
June 4, 2015	2012 Equity Incentive Plan	75,000	75,000
May 19, 2016	2012 Equity Incentive Plan	75,000	75,000
May 18, 2017	2012 Equity Incentive Plan	75,000	75,000
May 17, 2018	2012 Equity Incentive Plan	75,000	*75,000
May 16, 2019	2012 Equity Incentive Plan	37,500	*28,125
June 7, 2019	2012 Equity Incentive Plan	37,500	18,750
Total:		375,000	318,750

*

Assumes application of the Acceleration Provisions. If shares do not accelerate pursuant to the Acceleration Provisions, then (x) 56,250 shares subject to the Option granted May 17, 2018 will have vested as of the Separation Date, and (y) 18,750 shares subject to the Option granted May 16, 2019 will have vested as of the Separation Date.

EXECUTIVE’S RSUs (TIME-BASED)

Date of Grant	Plan Under Which RSU Award Was Granted	Number of Shares Unvested as of Separation Date*
May 17, 2018	2012 Equity Incentive Plan	10,000
May 16, 2019	2012 Equity Incentive Plan	20,000
May 15, 2020	2020 Equity Incentive Plan	66,567
May 20, 2021	2020 Equity Incentive Plan	54,650
Total:		151,217

EXECUTIVE’S RSUs (PEFORMANCE-BASED)

Date of Grant	Plan Under Which RSU Award Was Granted	Portion of Award Unvested as of Separation Date**
May 15, 2020	2020 Equity Incentive Plan	Full grant unvested and will forfeit
May 20, 2021	2020 Equity Incentive Plan	Full grant unvested and will forfeit

**	Will forfeit on the Separation Date.